  Exhibit 3.3

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

090204

Filed in the office of	Document Number
Barbara K. Cegavske	20170063581-13
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 02/13/2017 8:00 AM
	Entity Number E0514512013-1

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Smart Server, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

The Company's Articles of Incorporation are being amended to change the name of the Company to RumbleON, Inc. and to create an additional class of common stock of the Company. See attached Exhibit A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 99.6%

4. Effective date and time of filing: (optional) Date: 2/13/2017 Time: 8:00 AM EST
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

Certificate of Amendment

1.
The Articles of Incorporation of the corporation is hereby amended by deleting Article I thereof and inserting in lieu of said Article the following new Article I:

"Article I - NAME

The exact name of this corporation is: RumbleON, Inc."

2.
The Articles of Incorporation of the corporation is hereby amended by deleting Article VI thereof and inserting in lieu of said Article the following new Article VI:

"Article VI ñ CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,000,000 shares of Common Stock, of which 1,000,000 shares shall be Class A Common Stock, par value $0.001 per share, and 99,000,000 shares shall be Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share.

Section 2. Voting Rights of Stockholders. Each holder of the Class A Common Stock shall be entitled to ten votes for each share of Class A Common Stock standing in his name on the books of the corporation. Each holder of the Class B Common Stock shall be entitled to one vote for each share of Class B Common Stock standing in his name on the books of the corporation.

Section 3. Consideration for Shares. The Common Stock shall be issued for such consideration, as shall be fixed from time to time by the Board of Directors. In the absence of fraud, the judgment of the Directors as to the value of any property or services received in full or partial payment for shares shall be conclusive. When shares are issued upon payment of the consideration fixed by the Board of Directors, such shares shall be taken to be fully paid stock and shall be non-assessable. The Articles shall not be amended in this particular.

Section 4. Stock Rights and Options. The corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights. In the absence of fraud, the judgment of the Directors as to the adequacy of consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

Section 5. Restrictive Covenants. So long as any shares of the Class A Common Stock are outstanding, the corporation shall not take any of the following actions without first obtaining the affirmative written consent of Class A Common Stock holding at least a majority of outstanding shares of the Class A Common Stock:

(a)           authorize or issue additional shares of the Class A Common Stock; or

(b)           amend, alter or repeal any provisions of the Articles of Incorporation or the Bylaws of the corporation in a manner that adversely affects the powers, preferences or rights of the Class A Common Stock."